Exhibit 99.1

News Release

Contact:

Joe Shiffler

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Reports Selected Results for First Quarter of 2007

Preliminary Net Revenues Were $45.3 Million, Up 29 Percent Year-Over-Year

SAN JOSE, Calif. – May 15, 2007 – Power Integrations (OTC: POWI.PK), the leader in high-voltage analog integrated circuits for power conversion, today announced selected financial results for the quarter ended March 31, 2007. All numbers reported for this period should be considered preliminary and subject to change, as the company has yet to complete its customary closing and review procedures. Power Integrations expects to release final results for the first quarter of 2007, as well as audited financial results for 2006, in two to three weeks. The company currently anticipates filing all of its outstanding quarterly and annual SEC filings by the end of June.

Preliminary net revenues for the first quarter of 2007 were $45.3 million, an increase of 29 percent from the year-ago quarter and an improvement of 10 percent from the fourth quarter of 2006. First-quarter gross margin on a GAAP basis is expected to be between 54 percent and 55 percent, including an impact of about one margin point from stock-based compensation.

First-quarter operating expenses are expected to total between $18.0 million and $19.0 million, including $2.5 million to $3.0 million of stock-based compensation expenses. Operating expenses are also expected to include approximately $0.6 million in expenses related to patent litigation, and $2.0 million to $2.5 million in expenses related to the company’s recently completed restatement and ongoing efforts to complete its outstanding SEC filings.

Cash and investments totaled approximately $138 million as of March 31, 2007, an increase of about $5 million during the quarter.

“Our first-quarter results reflect the design-win momentum we have built over the past several quarters,” said Balu Balakrishnan, president and CEO of Power Integrations. “We are achieving significant penetration gains thanks to our expanded sales force, the ongoing replacement of linear power supplies, the increasing focus on energy-efficiency, and a variety of other growth drivers.

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“Our first-quarter revenue growth was broad-based and diverse. All of our major end markets showed strong sequential and year-over-year growth,” Mr. Balakrishnan added. “We are also very pleased with the continued improvement in our gross margin, which reflects the level of value that customers see in our highly integrated products, our ongoing cost-reduction efforts, and our success in penetrating smaller, higher-margin customers.”

Preliminary revenue mix for the first quarter was 32 percent consumer, 29 percent communications, 19 percent computer, 14 percent industrial and 6 percent other. By product family, preliminary revenue mix for the first quarter was 60 percent TinySwitch®, 29 percent TOPSwitch®, 10 percent LinkSwitch and 1 percent DPA-Switch®.

Power Integrations received nine U.S. patents and one foreign patent during the first quarter of 2007, bringing the company’s intellectual-property portfolio to a total of 172 U.S. and 84 foreign patents.

Financial outlook

The company currently anticipates that revenues for the second quarter of 2007 will be between $44 million and $46 million. GAAP gross margin for the second quarter is expected to be between 53 percent and 55 percent, including an impact of less than one margin point from stock-based compensation costs. Second-quarter operating expenses are expected to total between $17 million and $18 million. This range includes $2 million to $3 million in stock-based compensation expenses, as well as $0.6 million to $0.8 million in expenses related to patent litigation and approximately $1 million related to the company’s restatement and efforts to complete its outstanding SEC filings.

Conference call at 1:45 pm Pacific time

Power Integrations Management will hold a conference call for members of the investment community today at 1:45 pm Pacific time. Members of the investment community may access the call by dialing 800-817-2743 from within the U.S. or 913-981-4915 from abroad. A replay of the call will be available for one week by dialing 888-203-1112 (U.S.) or 719-457-0820 (non-U.S.) and entering access code 1045861. The call will also be available via a live and archived webcast on the “investor info” section of the company’s website, http://investors.powerint.com.

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About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $2.2 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com.

Note Regarding Forward-Looking Statements

The statements in this press release relating to the company’s preliminary first-quarter financial performance, projected second-quarter financial performance, and the anticipated issuance of financial results and SEC filings are forward-looking statements, reflecting management’s current forecast. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the outcome and cost of patent litigation; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; fluctuations in currency exchange rates; and unexpected delays in the process of completing the company’s SEC filings. In addition, new product introductions and design wins are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects and market acceptance of the new products. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2006. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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